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April 14, 2000

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/Madam:

We have read the paragraphs applicable to Arthur Andersen LLP of Item 9 Part II, included in the Form 10-K dated April 14, 2000 of California Community Bancshares, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

Arthur Andersen LLP

cc: Mr. David Hooston, CFO, California Community Bancshares